Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Third Quarter 2017 Results

JOHANNESBURG, May 4, 2017 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for Q3 2017.

•	Q3 2017 Revenue of $147.9 million, an increase of 10%, down 8% in constant currency;
•	Q3 2017 Fundamental net income of $23.5 million, an increase of 19%, down 1% in constant currency; and
•	Q3 2017 FEPS of $0.43, an increase of 0%, which includes a 19% adverse impact related to higher share count.

Summary Financial Metrics

	Three months ended March 31,
			% change		% change
	2017	2016	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	147,944	134,736	10%		(8%	)
GAAP net income	18,392	18,420	(0%	)	(17%	)
Fundamental net income (1)	23,468	19,787	19%		(1%	)
GAAP earnings per share ($)	0.34	0.40	(15%	)	(29%	)
Fundamental earnings per share ($) (1)	0.43	0.43	0%		(16%	)
Fully-diluted shares outstanding (‘000’s)	54,808	46,430	19%
Average period USD/ ZAR exchange rate	13.22	15.82	(16%	)

	Nine months ended March 31,
			% change		% change
	2017	2016	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	455,010	439,490	4%		1%
GAAP net income	61,665	58,098	6%		3%
Fundamental net income (1)	71,859	65,978	9%		6%
GAAP earnings per share ($)	1.15	1.24	(6%	)	(9%	)
Fundamental earnings per share ($) (1)	1.34	1.41	(5%	)	(8%	)
Fully-diluted shares outstanding (‘000’s)	53,088	47,074	13%		13%
Average period USD/ ZAR exchange rate	13.77	14.17	(3%	)

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q3 2017 and Q3 2016 results

•

Earnings and FEPS dilution impact from issue of additional shares of common stock: Our Q3 2017 fundamental earnings per share was impacted by the weighted average issuance of five million shares of our common stock in February 2017 and 10 million shares in Q4 2016, partially offset by buy backs of 5.5 million shares;

•	Favorable impact from the weakening of the U.S. dollar against South African Rand: The U.S. dollar depreciated by 16% against the ZAR during Q3 2017, which positively impacted our reported results;
•

Growth in lending and insurance businesses: We continued to experience volume growth and operating efficiencies in our lending and insurance businesses during Q3 2017, which has resulted in an improved contribution to our financial inclusion revenue and operating income;

•

Ongoing contributions from EasyPay Everywhere: EPE revenue and operating income growth was driven primarily by ongoing EPE adoption as we further expanded our customer base utilizing our ATM infrastructure;

•	Masterpayment expansion costs: Masterpayment incurred additional investment as it grows its staff complement to execute its expansion plan into new markets;
•

Regulatory changes in South Korea pertaining to fees on card transactions: The regulations governing the fees that may be charged on card transactions have adversely impacted our revenues and operating income in South Korea;

•

Lower prepaid sales resulting from improved security features to our Manje products: The introduction of our new biometric-linking feature adversely impacted the number of transacting users purchasing prepaid products through our mobile channel;

•	Higher transaction-related costs in fiscal 2017: We incurred $1.4 million in transaction-related costs pertaining to various acquisition and investment initiatives pursued during Q3 2017;

•

Gain on acquisition of T24 during fiscal 2016: We recognized a fair value adjustment gain of $1.9 million related to the acquisition of T24 during Q3 2016. We accounted for T24 as an equity method investment prior to obtaining control and recognized a gain arising from the consolidation and purchase accounting adjustments related to the T24 acquisition; and

•

Tax impact of dividends from South African subsidiary in fiscal 2016: Our income tax expense for Q3 2016 includes approximately $2.1 million related to the tax impact, including withholding taxes, resulting from distributions from our South African subsidiary during fiscal 2016.

“The last few months have been challenging, aggravated by the tarnishing of our reputation and questioning of our business practices due to frivolous and unsubstantiated public attacks. Although we devoted a substantial amount of time to manage these issues, we believe that we have made sufficient progress towards the finalization of our South African and international expansion strategy,” said Serge Belamant, CEO of Net1. “Consistent with our service delivery track record over the last five years, the distribution of grants in April and May has gone smoothly and without any delay or interruption and we continue to fulfill our obligations in accordance with the Constitutional Court’s order. We remain willing to support a smooth transition to SASSA or whomever they determine to be the most suitable service provider when our current contract expires. In the interim, we continue to provide seamless and timely access to grants for beneficiaries and our technology continues to save the South African government an estimated ZAR 2 billion per annum through the identification and removal of fraudulent beneficiaries,” he added.

“We intend to shortly commence with the implementation of our strategic plan to accelerate growth, diversification and geographic footprint,” added Serge Belamant. “In South Africa we will partner, invest in or acquire the right institutions to expand our addressable market and fuel innovation, which in turn will lead to the creation of new products and business models. Internationally, our UEPS/EMV banking platform will be the cornerstone from which we can service the needs of the developed and developing world, while also providing the bridge between the two,” he concluded.

“We expect to make substantial progress towards completion of a number of investment transactions during the last quarter of fiscal 2017, including Blue Label, DNI and Cell C,” said Herman Kotze, Chief Financial Officer of Net1. “These transactions will have a limited impact on our full year results and we reaffirm our fundamental earnings per share guidance for fiscal 2017 to be at least $1.69 using a constant currency base of ZAR 14.38/ $1, a share count of 54.5 million shares, and a tax rate between 33%-35%,” he concluded.

Recent Developments

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction processing

Segment revenue was $64.0 million in Q3 2017, up 26% in USD compared with Q3 2016, and up 6% on a constant currency basis. In ZAR, the increase in segment revenue was primarily due to higher EPE transaction revenue as a result of increased usage of our ATMs, increased inter-segment transaction processing activities and a modest increase in the number of social welfare grants distributed. Operating income decreased primarily due to the impact of annual salary increases granted to our South African employees, partially offset by higher EPE transaction revenue as a result of increased usage of our ATMs and a modest increase in the number of social welfare grants distributed.

Our operating income margin for Q3 2017 and 2016 was 24% and 26%, respectively. Our fiscal 2017 margin includes higher EPE revenue, and an increase in the number of beneficiaries paid in Q3 2017, which was partially offset by annual salary increases granted.

International transaction processing

Segment revenue was $41.5 million in Q3 2017, up 2% in USD compared with Q3 2016, and down 15% on a constant currency basis. In calendar 2016, South Korean regulators introduced specific regulations governing the fees that may be charged on card transactions, as is the case in most other developed economies. These regulations have a direct impact on card issuers in South Korea and consistent with global practices, card issuers have renegotiated their fees with South Korean VAN companies, including KSNET, which has had an adverse impact on KSNET’s financial performance.

Segment revenue increased during Q3 2017, primarily due to the inclusion of Masterpayment; however, this growth was partially offset by a lower contribution from KSNET due to the regulatory changes described above. Operating income during Q3 2017 was lower due to lower revenue at KSNET, losses incurred by Masterpayment as it grows its staff complement to execute its expansion plan into new markets, and ongoing ZAZOO start-up costs in the UK and India, which was partially offset by a positive contribution by T24. Operating income margin for Q3 2017 and 2016 was 5% and 12%, respectively.

Financial inclusion and applied technologies

Segment revenue was $56.9 million in Q3 2017, up 5% in USD compared with Q3 2016 and down 12% on a constant currency basis. In ZAR, Financial inclusion and applied technologies revenue decreased primarily due to fewer prepaid airtime and other value added services sales, as well as fewer ad-hoc terminal sales, partially offset by increased volumes in our lending and insurance businesses, and an increase in inter-segment revenues. Operating income margin for the Financial inclusion and applied technologies segment was 25% and 21% during Q3 fiscal 2017 and 2016, respectively, and has increased primarily due to improved revenues from our lending and insurance businesses and an increase in inter-segment revenues and fewer low margin prepaid product sales, offset by fewer ad hoc terminal and annual salary increases granted to our South African employees.

Corporate/eliminations

Our corporate expenses have increased primarily due to higher transaction-related expenditures, higher amortization costs and modest increases in U.S. dollar denominated goods and services purchased from third parties and directors’ fees. Our corporate expenses for the third quarter of fiscal 2016, includes a gain related to the acquisition of T24.

Cash flow and liquidity

At March 31, 2017, our cash and cash equivalents were $223.0 million, and excludes $44.7 million of restricted cash. The decrease in our cash balances from June 30, 2016, was primarily due to repurchase of shares of our common stock; unscheduled repayments of our Korean debt; payment of taxes; the investment in MobiKwik, C4U Malta and Pros Software; a loan to Finbond and capital expenditures, which was partially offset by the sale of 5 million shares of our common stock and expansion of most of our core businesses.

Excluding the impact of taxes, interest received and interest paid under our Korean debt, the increase in cash from operating activities resulted from improved trading activity during fiscal 2017, offset by the timing of receipt of amounts from customers. Capital expenditures for Q3 2017 and 2016 were $1.9 million and $8.1 million, respectively, and have decreased primarily due to the acquisition of fewer payment processing terminals in South Korea. We provided a $2.0 million loan to KZ One, the holding company of our Nigerian initiative One Credit. We sold 5 million shares of our common stock for $45.0 million and received approximately $0.6 million from the exercise of stock options. We also utilized approximately $0.3 million of our Korean borrowings to pay quarterly interest due.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of Korean debt facility fees and US government investigations-related expenses as well as, in fiscal 2017, a refund (net of taxes) related to Korean industry-wide litigation that has now been finalized and costs related to transactions and acquisition consummated or ultimately not pursued. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q3 2017 results on May 5, 2017, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through May 28, 2017.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard, ChinaUnionPay, Alipay and WeChat in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

Media Relations Contact:
Bridget von Holdt
Business Director – Burson-Marsteller South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	March 31,		March 31,
	2017	2016	2017	2016
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$147,944	$134,736	$455,010	$439,490
EXPENSE
Cost of goods sold, IT processing, servicing and support	70,912	63,266	219,210	219,316

Selling, general and administration	42,195	35,998	122,366	108,007
Depreciation and amortization	10,290	9,281	31,117	29,982
OPERATING INCOME	24,547	26,191	82,317	82,185
INTEREST INCOME	5,124	3,345	14,489	11,284
INTEREST EXPENSE	467	852	1,773	2,880
INCOME BEFORE INCOME TAX EXPENSE	29,204	28,684	95,033	90,589
INCOME TAX EXPENSE	10,233	9,816	32,320	31,306
NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	18,971	18,868	62,713	59,283
EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	45	2	778	578
NET INCOME	19,016	18,870	63,491	59,861
LESS NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	624	450	1,826	1,763
NET INCOME ATTRIBUTABLE TO NET1	$18,392	$18,420	$61,665	$58,098
Net income per share, in U.S. dollars
Basic earnings attributable to Net1 shareholders	$0.34	$0.40	$1.16	$1.24
Diluted earnings attributable to Net1 shareholders	$0.34	$0.40	$1.16	$1.23

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2017	2016
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$222,972	$223,644
Restricted cash	44,735	-
Pre-funded social welfare grants receivable	1,615	1,580
Accounts receivable, net of allowances of – March: $3,362; June: $1,669	122,540	107,805
Finance loans receivable, net of allowances of – March: $3,536; June: $4,494	43,539	37,009
Inventory	10,560	10,004
Deferred income taxes	6,841	6,956
Total current assets before settlement assets	452,802	386,998
Settlement assets	513,713	536,725
Total current assets	966,515	923,723
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – March: $124,527; June: $99,969	43,901	54,977
EQUITY-ACCOUNTED INVESTMENTS	38,920	25,645
GOODWILL	190,174	179,478
INTANGIBLE ASSETS, net of accumulated amortization of – March: $105,620; June: $91,208	42,904	48,556
OTHER LONG-TERM ASSETS, including reinsurance assets	39,281	31,121
TOTAL ASSETS	1,321,695	1,263,500

LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities	-	-
Accounts payable	13,555	14,097
Other payables	38,319	37,479
Current portion of long-term borrowings	8,941	8,675
Income taxes payable	11,223	5,235
Total current liabilities before settlement obligations	72,038	65,486
Settlement obligations	513,713	536,725
Total current liabilities	585,751	602,211
DEFERRED INCOME TAXES	11,143	12,559
LONG-TERM BORROWINGS	16,335	43,134
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,725	2,376
TOTAL LIABILITIES	615,954	660,280
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - March: 57,590,085; June: 55,271,954	79	74
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: March: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	269,533	223,978
TREASURY SHARES, AT COST: March: 23,621,541; June: 20,483,932	(273,238)	(241,627)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(164,510)	(189,700)
RETAINED EARNINGS	761,987	700,322
TOTAL NET1 EQUITY	593,851	493,047
REDEEMABLE COMMON STOCK	107,672	107,672
NON-CONTROLLING INTEREST	4,218	2,501
TOTAL EQUITY	705,741	603,220

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,321,695	$1,263,500

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2017	2016	2017	2016
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$19,016	$18,870	$63,491	$59,861
Depreciation and amortization	10,290	9,281	31,117	29,982
Earnings from equity-accounted investments	(45)	(2)	(778)	(578)
Fair value adjustments	(50)	(2,387)	(61)	613
Interest payable	75	343	84	1,697
Profit on disposal of property, plant and equipment	(98)	(29)	(571)	(113)
Gain on fair value of T24	-	(1,909)	-	(1,909)
Stock-based compensation charge (reversal), net	621	954	(68)	2,645
Facility fee amortized	27	34	94	103
Dividends received from equity accounted investments	-	-	370	-
(Increase) Decrease in accounts receivable, pre- funded social welfare grants receivable and finance loans receivable	(16,612)	15,914	(2,261)	(15,211)
Decrease (Increase) in inventory	3,893	(340)	308	(495)
(Decrease) Increase in accounts payable and other payables	(1,486)	4,009	(4,386)	1,563
Increase in taxes payable	6,678	4,479	5,819	3,444
Decrease in deferred taxes	(506)	(19)	(1,752)	(256)
Net cash provided by operating activities	21,803	49,198	91,406	81,346
Cash flows from investing activities
Capital expenditures	(1,949)	(8,053)	(8,498)	(28,698)
Proceeds from disposal of property, plant and equipment	330	136	1,344	753
Investment in MobiKwik	-	-	(15,347)	-
Loans to equity accounted investments	(2,000)	-	(12,044)	-
Acquisitions, net of cash acquired	-	(1,666)	(4,651)	(1,666)
Acquisition of available for sale securities	-	(8,900)	-	(8,900)
Other investing activities	-	(5)	-	(5)
Net change in settlement assets	(165,945)	(111,118)	54,827	171,516
Net cash (used in) provided by investing activities	(169,564)	(129,606)	15,631	133,000
Cash flows from financing activities
Proceeds from issue of common stock	45,629	-	45,629	3,762
Acquisition of treasury stock	-	(12,726)	(32,081)	(23,912)
Repayment of long-term borrowings	-	-	(28,493)	-
Guarantee fee paid	-	-	(1,145)	-
Dividends paid to non-controlling interest	-	-	(613)	-
Long-term borrowings utilized	274	676	521	2,107
Net change in settlement obligations	165,955	111,118	(54,817)	(171,516)
Net provided by (cash used) in financing activities	211,858	99,068	(70,999)	(189,559)
Effect of exchange rate changes on cash	4,719	3,192	8,025	(19,101)
Net increase in cash, cash equivalents and restricted cash	68,816	21,852	44,063	5,686
Cash, cash equivalents and restricted cash – beginning of period	198,891	101,417	223,644	117,583
Cash, cash equivalents and restricted cash – end of period	$267,707	$123,269	$267,707	$123,269

(A) - Net change in settlement assets and net change in settlement obligations included in the unaudited condensed consolidated statement of cash flows for the three and nine months ended March 31, 2016, have been increased by $19.7 million and $59.5 million, respectively, as a result of the restatement described in Note 2—(Significant accounting policies—Settlement assets and settlement obligations) to the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended June 30, 2016.

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended March 31, 2017 and 2016 and March 31, 2017

								Change – constant
				Change - actual				exchange rate(1)
				Q3 ‘17		Q3 ‘17		Q3 ‘17		Q3 ‘17
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q3 ‘17	Q3 ‘16	Q2 ‘17	Q3‘16		Q2 ‘17		Q3‘16		Q2 ‘17
Revenue:
South African transaction processing	$63,967	$50,594	$59,862	26%		7%		6%		1%
International transaction processing	41,514	40,588	44,000	2%		(6%	)	(15%	)	(11%	)
Financial inclusion and applied technologies	56,881	54,286	59,258	5%		(4%	)	(12%	)	(9%	)
Subtotal: Operating segments	162,362	145,468	163,120	12%		(0%	)	(7%	)	(6%	)
Intersegment eliminations	(14,418)	(10,732)	(11,687)	34%		23%		12%		17%
Consolidated revenue	$147,944	$134,736	$151,433	10%		(2%	)	(8%	)	(7%	)

Operating income (loss):
South African transaction processing	$15,531	$13,133	$15,372	18%		1%		(1%	)	(4%	)
International transaction processing	1,968	4,813	3,904	(59%	)	(50%	)	(66%	)	(52%	)
Financial inclusion and applied technologies	14,064	11,469	14,107	23%		(0%	)	3%		(5%	)
Subtotal: Operating segments	31,563	29,415	33,383	7%		(5%	)	(10%	)	(10%	)
Corporate/Eliminations	(7,016)	(3,224)	(7,794)	118%		(10%	)	82%		(15%	)
Consolidated operating income	$24,547	$26,191	$25,589	(6%	)	(4%	)	(22%	)	(9%	)

Operating income margin (%)
South African transaction processing	24%	26%	26%
International transaction processing	5%	12%	9%
Financial inclusion and applied technologies	25%	21%	24%
Consolidated operating margin	17%	19%	17%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the third quarter of fiscal 2017 also prevailed during the third quarter of fiscal 2016 and the second quarter of fiscal 2017.

Nine months ended March 31, 2017 and 2016

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2017		F2017
			vs		vs
Key segmental data, in ’000, except margins	F2017	F2016	F2016		F2016
Revenue:
South African transaction processing	$181,397	158,997	14%		11%
International transaction processing	131,704	122,653	7%		4%
Financial inclusion and applied technologies	179,681	187,332	(4%	)	(7%	)
Subtotal: Operating segments	492,782	468,982	5%		2%
Intersegment eliminations	(37,772)	(29,492)	28%		24%
Consolidated revenue	$455,010	439,490	4%		1%

Operating income:
South African transaction processing	$44,451	38,724	15%		12%
International transaction processing	11,689	15,596	(25%	)	(27%	)
Financial inclusion and applied technologies	43,354	41,542	4%		1%
Subtotal: Operating segments	99,494	95,862	4%		1%
Corporate/Eliminations	(17,177)	(13,677)	26%		22%
Consolidated operating income	$82,317	82,185	0%		(3%	)

Operating income margin (%)
South African transaction processing	25%	24%
International transaction processing	9%	13%
Financial inclusion and applied technologies	24%	22%
Overall operating margin	18%	19%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the year to date of fiscal 2017 also prevailed during the year to date of fiscal 2016.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended March 31, 2017 and 2016

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2017	2016	2017	2016	2017	2016	2017	2016

GAAP	18,392	18,420	0.34	0.40	243,190	291,377	4.45	6.29

Intangible asset amortization, net .	2,772	1,743			36,653	27,586
Transaction costs	1,439	545			19,027	8,621
Stock-based compensation charge	621	954			8,211	15,091
US government investigations- related expenses	217	-			2,869	-
Facility fees for Korean debt	27	34			357	538
Gain on fair value of T24	-	(1,909)			-	(30,198)
Fundamental	23,468	19,787	0.43	0.43	310,307	313,015	5.68	6.75

Nine months ended March 31, 2017 and 2016

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2017	2016	2017	2016	2017	2016	2017	2016

GAAP	61,665	58,098	1.15	1.24	849,009	823,149	15.82	17.59

Intangible asset amortization, net .	7,637	6,182			105,124	87,588
Transaction costs	2,928	726			40,313	10,286
Stock-based compensation (reversal) charge	(68)	2,645			(936)	37,475
Refund related to litigation finalized in Korea, net	(643)	-			(8,853)	-
Facility fees for Korean debt	94	103			1,294	1,459
US government investigations- related expenses	246	133			3,387	1,884
Gain on fair value of T24	-	(1,909)			-	(27,047)
Fundamental	71,859	65,978	1.34	1.41	989,338	934,794	18.44	19.98

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended March 31, 2017 and 2016

	2017	2016

Net income (USD’000)	18,392	18,420
Adjustments:
Gain on fair value of T24	-	(1,909)
Profit on sale of property, plant and equipment	(98)	(29)
Tax effects on above	27	8

Net income used to calculate headline earnings (USD’000)	18,321	16,490
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	54,639	46,341
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	54,808	46,430
Headline earnings per share:
Basic, in USD	0.34	0.36
Diluted, in USD	0.33	0.36

Nine months ended March 31, 2017 and 2016

	2017	2016

Net income (USD’000)	61,665	58,098
Adjustments:
Gain on fair value of T24	-	(1,909)
Profit on sale of property, plant and equipment	(571)	(113)
Tax effects on above	160	32

Net income used to calculate headline earnings (USD’000)	61,254	56,108
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	52,961	46,786
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	53,088	47,074
Headline earnings per share:
Basic, in USD	1.16	1.20
Diluted, in USD	1.15	1.19

Calculation of the denominator for headline diluted earnings per share

	Q3 ‘17	Q3 ‘16	F2017	F2016

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	54,639	46,341	52,961	46,786
Effect of dilutive securities under GAAP	169	89	127	288
Denominator for headline diluted earnings per share	54,808	46,430	53,088	47,074

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.